Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-145845

July 3, 2008

NOW, IF IT OINKS, SPROUTS, BUBBLES OR GLITTERS, WE HAVE THE MEANS FOR YOU TO HOLD IT.

No matter how you want to invest in commodities, iPath® Exchange Traded Notes are your cost-efficient way in. And with 10 new products in the iPath suite, now there are more ways in than ever. Choose broad exposure to diversified commodities. Or go narrow, selecting commodities for targeted sector exposure. You can even fine-tune your strategies by the individual commodity. Put simply, if you have an opinion on commodities, we have the means for you to express it.

BROAD COMMODITIES	SINGLE COMMODITIES

iPath® Dow Jones-AIG Commodity Index Total ReturnSM ETN (DJP)	iPath® Dow Jones-AIG Aluminum Total Return Sub-IndexSM ETN (JJU)—New
iPath® S&P GSCI™ Total Return Index ETN (GSP)	iPath® Dow Jones-AIG Cocoa Total Return Sub-IndexSM ETN (NIB)—New

SECTOR COMMODITIES	iPath® Dow Jones-AIG Coffee Total Return Sub-IndexSM ETN (JO)—New
iPath® Dow Jones-AIG Agriculture Total Return Sub-IndexSM ETN (JJA)	iPath® Dow Jones-AIG Copper Total Return Sub-IndexSM ETN (JJC)
iPath® Dow Jones-AIG Energy Total Return Sub-IndexSM ETN (JJE)	iPath® Dow Jones-AIG Cotton Total Return Sub-IndexSM ETN (BAL)—New
iPath® Dow Jones-AIG Grains Total Return Sub-IndexSM ETN (JJG)	iPath® Dow Jones-AIG Lead Total Return Sub-IndexSM ETN (LD)—New
iPath® Dow Jones-AIG Industrial Metals Total Return Sub- IndexSM ETN (JJM)	iPath® Dow Jones-AIG Natural Gas Index Total Return Sub-IndexSM ETN (GAZ)
iPath® Dow Jones-AIG Livestock Total Return Sub-IndexSM ETN (COW)	iPath® Dow Jones-AIG Nickel Total Return Sub-IndexSM ETN (JJN)
iPath® Dow Jones-AIG Precious Metals Total Return Sub-IndexSM ETN (JJP)—New	iPath® Dow Jones-AIG Platinum Total Return Sub-IndexSM ETN (PGM)—New
iPath® Dow Jones-AIG Softs Total Return Sub-IndexSM ETN (JJS)—New	iPath® Dow Jones-AIG Sugar Total Return Sub-IndexSM ETN (SGG)—New
iPath® Dow Jones-AIG Tin Total Return Sub-IndexSM ETN (JJT)—New
iPath® S&P GSCI™ Crude Oil Total Return Index ETN (OIL)

Commodities Currencies Emerging Markets Strategies	www.iPathETN.com/commodity

An investment in iPath ETNs involves risks, including possible loss of principal. For a description of the main risks see “Risk Factors” in the applicable prospectus.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iPathETN.com or EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free 1-877-76-iPATH, or you may request a copy from any other dealer participating in the offering.

Barclays Global Investors Services, a subsidiary of Barclays Global Investors, N.A. (“BGINA”), assists in the promotion of the Securities. Barclays Global Investors, N.A. and Barclays Capital Inc. are affiliates of Barclays Bank PLC.

The index components for iPath ETNs linked to commodities indexes are concentrated in the commodities sector. The market value of the Securities may be influenced by many unpredictable factors, including, where applicable, highly volatile commodities prices, changes in supply and demand relationships; weather; agriculture; trade; pestilence; changes in interest rates; and monetary and other governmental policies, action and inaction. Index components that track the performance of a single commodity, or index components concentrated in a single sector, are speculative and may typically exhibit higher volatility. The current or “spot” prices of the underlying physical commodities may also affect, in a volatile and inconsistent manner, the prices of futures contracts in respect of the relevant commodity. These factors may affect the value of the index and the value of your Securities in varying ways.

“Dow Jones® ”, “AIG®”, “Dow Jones-AIG Commodity IndexSM”, “DJ-AIGCISM”, “Dow Jones-AIG Commodity Index Total ReturnSM”, “Dow Jones-AIG Agriculture Total Return Sub-IndexSM”, “Dow Jones-AIG Aluminum Total Return Sub-IndexSM”, “Dow Jones-AIG Cocoa Total Return Sub-IndexSM”, “Dow Jones-AIG Coffee Total Return Sub-IndexSM”, “Dow Jones-AIG Copper Total Return Sub-Index SM”, “Dow Jones-AIG Cotton Total Return Sub-IndexSM”, “Dow Jones-AIG Energy Total Return Sub-IndexSM”, “Dow Jones-AIG Grains Total Return Sub-Index SM”, “Dow Jones-AIG Industrial Metals Total Return Sub-IndexSM”, “Dow Jones-AIG Lead Total Return Sub-IndexSM”, “Dow Jones-AIG Livestock Total Return Sub-IndexSM”, “Dow Jones-AIG Natural Gas Total Return Sub-IndexSM”, “Dow Jones-AIG Nickel Total Return Sub-IndexSM”, “Dow Jones-AIG Platinum Total Return Sub-IndexSM”, “Dow Jones-AIG Precious Metals Total Return Sub-IndexSM”, “Dow Jones-AIG Softs Total Return Sub-IndexSM”, “Dow Jones-AIG Sugar Total Return Sub-Index SM” and “Dow Jones-AIG Tin Total Return Sub-IndexSM” are registered trademarks or servicemarks of Dow Jones & Company, Inc. (“Dow Jones”), and American International Group, Inc. (“AIG”), as the case may be, and have been licensed for use for certain purposes by Barclays Bank PLC for the Securities. The Securities based on the Dow Jones–AIG Commodity Index Total ReturnSM are not sponsored, endorsed, sold or promoted by Dow Jones, AIG Financial Products Corp. (“AIG-FP”), AIG, or any of their respective subsidiaries or affiliates and none of Dow Jones, AIG-FP, AIG, or any of their respective subsidiaries or affiliates makes any representation regarding the advisability of investing in such Securities.

Standard & Poor’s, S&P GSCI™, S&P GSCI™ Index and S&P GSCI™ Commodity Index are trademarks of Standard & Poor’s, and have been licensed for use by Barclays Bank PLC in connection with the Securities. Neither Standard & Poor’s nor Goldman, Sachs & Co. nor any of its affiliates makes any representation regarding the advisability of investing in the Securities, nor are the Securities sponsored or endorsed by Standard & Poor’s or Goldman, Sachs & Co. or any of its affiliates. Securities are not sold by Goldman, Sachs & Co. or any of its affiliates other than in its capacity as a dealer of the Securities.

©2008 BGINA. All rights reserved. iPath, iPath ETNs and the iPath logo are registered trademarks of Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the property, and used with the permission, of their respective owners. 7209-iP-0708

07 002249_0001_BARC_AN2_Oinks. indd					Studio Mechanical

6-27-2008 2:38:36 PM		DPA Darren Cutlip		Released 6/27/08	Laser None

Job info		Approvals		Production notes	Fonts & Images

VB&P Job	002249_0001
Client	BARC	Art Director	Jim Haas	• All art is FINAL	Fonts	Expert Sans (Black, Regular, Extra Bold, Bold)
Mats close	6/27/08	Copywriter	Mike Lopez	• Grey box is 80k	Images	ip_tag_2c_bk_rev_cmyk_r.eps iPath_grad_way_finder_cmyk.eps IBIM_Barclays_InterimBadge_v2.ai
1st insert	7/3/2008	Designer	Michael Chan	• Barclays blue is 100c
Title	Commodities- Oinks	Creative Dir	Eric Liebhauser	• URL and capabilities: 12.5pt	VENABLES BELL & PARTNERS
Color/B&W	4C	Account Mgr	Dan Eliasi	• Light grey behind legal is 8% K
Live	None	Print Prod	Melanie Magatelli	• Top blue bar gradient is FPO
Trim	10.87“ × 21”	Project Mgr	Jascenth Edwards	• Body copy is 10.5 pts.
Bleed	None	Studio Mgr		• Bold legal is 10.5 pt, rest of legal is 9.5 pt
Gutter	None	Buddy Check		• All legal prints 80% K
Scale	1” = 1”	Proofreader		• Keyline on trim does print at 80K
Pubs	Wall Street Journal

VENABLES BELL & PARTNERS 201 Post Street San Francisco CA 94108 415-288-3300 www.venablesbell.com